United States
Securities and Exchange Commission

Washington, DC 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant
to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed
Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.1)

Mack-Cali Realty Corporation

(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
554489104
(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
■	Rule 13d-1(c)
☐	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 554489104	13G	Page 1 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
MIRELF VI REIT INVESTMENTS II, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
2,038,607

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
2,038,607

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,038,607

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.25%

12	TYPE OF REPORTING PERSON:
OO

CUSIP No. 554489104	13G	Page 2 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
MIRELF VI REIT

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
2,038,607

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
2,038,607

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,038,607

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.25%

12	TYPE OF REPORTING PERSON:
OO

CUSIP No. 554489104	13G	Page 3 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
MIRELF VI (U.S.), LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
2,038,607

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
2,038,607

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,038,607

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.25%

12	TYPE OF REPORTING PERSON:
PN

CUSIP No. 554489104	13G	Page 4 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
Madison International Holdings VI, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
2,038,607

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
2,038,607

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,038,607

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.25%

12	TYPE OF REPORTING PERSON:
OO

CUSIP No. 554489104	13G	Page 5 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
Madison International Realty VI, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
2,038,607

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
2,038,607

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,038,607

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.25%

12	TYPE OF REPORTING PERSON:
OO

CUSIP No. 554489104	13G	Page 6 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
MIRELF VII Securities REIT

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
2,405,945

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
2,405,945

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,405,945

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.66%

12	TYPE OF REPORTING PERSON:
OO

CUSIP No. 554489104	13G	Page 7 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
MIRELF VII (U.S. LISTED SECURITIES), LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
2,405,945

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
2,405,945

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,405,945

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.66%

12	TYPE OF REPORTING PERSON:
PN

CUSIP No. 554489104	13G	Page 8 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
Madison International Holdings VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
2,405,945

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
2,405,945

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,405,945

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.66%

12	TYPE OF REPORTING PERSON:
OO

CUSIP No. 554489104	13G	Page 9 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
Madison International Realty VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
2,405,945

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
2,405,945

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,405,945

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.66%

12	TYPE OF REPORTING PERSON:
OO

CUSIP No. 554489104	13G	Page 10 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
Madison International Realty Partners, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
4,746,074

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
4,746,074

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,746,074

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.24%

12	TYPE OF REPORTING PERSON:
PN

CUSIP No. 554489104	13G	Page 11 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
Madison International Realty Partners GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
4,746,074

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
4,746,074

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,746,074

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.24%

12	TYPE OF REPORTING PERSON:
OO

CUSIP No. 554489104	13G	Page 12 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
Madison International Global Alpha Realty, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
301,522

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
301,522

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
301,522

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.33%

12	TYPE OF REPORTING PERSON:
OO

CUSIP No. 554489104	13G	Page 13 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
Madison International Realty Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
4,746,074

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
4,746,074

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,746,074

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.24%

12	TYPE OF REPORTING PERSON:
OO

CUSIP No. 554489104	13G	Page 14 of 19

CUSIP No. 554489104
1	NAMES OF REPORTING PERSONS:
Ronald M. Dickerman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
4,746,074

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
4,746,074

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,746,074

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.24%

12	TYPE OF REPORTING PERSON:
IN

Item 1.	Issuer.

(a). Name of Issuer:

Mack-Cali Realty Corporation (“the Issuer”)

(b). Address of Issuer’s Principal Executive Offices:

Harborside 3, 210 Hudson St., Ste. 400
Jersey City, New Jersey

Item 2.	Identity and Background.

(a). Name of Person Filing:

(b). Address of Principal Business Office or, if None, Residence:

(c). Citizenship:

This Statement is being filed jointly by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”.

MIRELF VI REIT Investments II LLC (“MIRELF VI REIT Investments”)
Citizenship: Delaware

MIRELF VI REIT (“MIRELF VI REIT”)
Citizenship: Maryland

MIRELF VI (U.S.), LP (“MIRELF VI”)
Citizenship: Delaware

Madison International Holdings VI, LLC (“Holdings VI”)
Citizenship: Delaware

Madison International Realty VI, LLC (“MIR VI”)
Citizenship: Delaware

MIRELF VII Securities REIT (“MIRELF VII REIT”)
Citizenship: Maryland

MIRELF VII (U.S. Listed Securities), LP (“MIRELF VII”)
Citizenship: Delaware

Madison International Holdings VII, LLC (“Holdings VII”)
Citizenship: Delaware

Madison International Realty VII, LLC (“MIR VII”)
Citizenship: Delaware

Madison International Global Alpha Realty, LLC (“MIGAR”)
Citizenship: Delaware

Madison International Realty Partners, LP (“MIRP”)
Citizenship: Delaware

Madison International Realty Partners GP, LLC (“MIRP GP”)
Citizenship: Delaware

Madison International Realty Holdings (“MIRH”)
Citizenship: Delaware

Ronald M. Dickerman
Citizenship: United States

The address of the principal business office of each of the Reporting Persons is:

410 Park Avenue, 10th Floor
New York, New York 10022.

(d). Title of Class of Securities:

(e). CUSIP Number:

This statement relates to shares of Common Stock, par value $0.01 per share (the “Shares”), of the Company. The CUSIP number of the Shares is 554489104.

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐ A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

The information required by Items 4(a) – (c) is set forth in Rows (5) – (11) of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Beneficial ownership percentages are calculated based on approximately 90,552,459 Shares outstanding as of October 28, 2019, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on October 30, 2019.

Fund VI:

2,038,607 Shares reported hereby as being owned by MIRELF VI REIT Investments are owned directly by MIRELF VI REIT Investments. MIRELF VI REIT, as sole member and managing member of MIRELF VI REIT Investments, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VI REIT Investments. MIRELF VI, as the sole shareholder and Trustee of MIRELF VI REIT, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VI REIT Investments. Holdings VI, as the general partner of MIRELF VI, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VI REIT Investments. MIR VI, as the asset manager of MIRELF VI, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VI REIT Investments.  MIRH, as the sole member and managing member of MIR VI, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VI REIT Investments.  MIRP, as the managing member of MIRH, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VI REIT Investments. MIRP GP, as the general partner of MIRP, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VI REIT Investments.  Mr. Dickerman, as the managing member of Holdings VI and MIRP GP, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VI REIT Investments.

Fund VII:

2,405,945 Shares reported hereby as being owned by MIRELF VII REIT are owned directly by MIRELF VII REIT. MIRELF VII, as the sole shareholder and Trustee of MIRELF VII REIT, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VII REIT. Holdings VII, as the general partner of MIRELF VII, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VII REIT. MIR VII, as the asset manager of MIRELF VII, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VII REIT.  MIRH, as the sole member and managing member of MIR VII, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VII REIT.  MIRP, as the managing member of MIRH, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VII REIT.  MIRP GP, as the general partner of MIRP, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VII REIT.  Mr. Dickerman, as the managing member of Holdings VII and MIRP GP, may be deemed to be a beneficial owner of all such Shares owned by MIRELF VII REIT.

SMA:

MIGAR advises a separately managed account (the “SMA”) that directly owns 301,522 Shares.  MIGAR, as investment adviser to the SMA, may be deemed to be a beneficial owner of all such Shares owned by the SMA.  MIRH, as the sole member and managing member of MIGAR, may be deemed to be a beneficial owner of all such Shares owned by the SMA.  MIRP, as the managing member of MIRH, may be deemed to be a beneficial owner of all such Shares owned by the SMA. MIRP GP, as the general partner of MIRP, may be deemed to be a beneficial owner of all such Shares owned by the SMA.  Mr. Dickerman, as the managing member of MIRP GP, may be deemed to be a beneficial owner of all such Shares owned by the SMA.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

Exhibits:

Exhibit 99.1: Joint Filing Agreement, dated as of February 13, 2020, by and among MIRELF VI REIT Investments, MIRELF VI REIT, MIRELF VI, Holdings VI,  MIR VI, MIRELF VII REIT, MIRELF VII, Holdings VII, MIR VII, MIRP, MIRP GP, MIGAR, MIRH and Mr. Dickerman.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

MIRELF VI REIT INVESTMENTS II, LLC		MIRELF VI REIT

By:	MIRELF VI REIT, its sole and managing member	By:	MIRELF VI (U.S.), LP, its sole shareholder and
Trustee
By:	MIRELF VI (U.S.), LP, its sole shareholder and
	Trustee	By:	Madison International Holdings VI, LLC, its
general partner
By:	Madison International Holdings VI, LLC, its
	general partner	By:	/s/ Ronald M. Dickerman
Ronald M. Dickerman
By:	/s/ Ronald M. Dickerman		Managing Member
Ronald M. Dickerman
Managing Member

MIRELF VI (U.S.), LP		Madison International Holdings VI, LLC

By:	Madison International Holdings VI, LLC, its	By:	/s/ Ronald M. Dickerman
	general partner		Ronald M. Dickerman
Managing Member
By:	/s/ Ronald M. Dickerman
Ronald M. Dickerman
Managing Member

Madison International Realty VI, LLC		MIRELF VII Securities REIT

By:	Madison International Realty Holdings, LLC, its	By:	MIRELF VII (U.S. Listed Securities), LP, its sole
	managing member		shareholder and Trustee

By:	Madison International Realty Partners, LP, its	By:	Madison International Holdings VII, LLC, its
	managing member		general partner

By:	Madison International Realty Partners GP, LLC, its	By:	/s/ Ronald M. Dickerman
	general partner		Ronald M. Dickerman
Managing Member
By:	/s/ Ronald M. Dickerman
Ronald M. Dickerman
Managing Member

MIRELF VII (U.S. Listed Securities), LP		Madison International Holdings VII, LLC

By:	Madison International Holdings VII, LLC, its	By:	/s/ Ronald M. Dickerman
	general partner		Ronald M. Dickerman
Managing Member
By:	/s/ Ronald M. Dickerman
Ronald M. Dickerman
Managing Member

Madison International Realty VII, LLC		Madison International Realty Partners GP, LLC

By:	Madison International Realty Holdings, LLC, its	By:	/s/ Ronald M. Dickerman
	managing member		Ronald M. Dickerman
Managing Member
By:	Madison International Realty Partners, LP, its
managing member

By:	Madison International Realty Partners GP, LLC, its
general partner

By:	/s/ Ronald M. Dickerman
Ronald M. Dickerman
Managing Member

Madison International Realty Partners, LP		Madison International Global Alpha Realty, LLC

By:	Madison International Realty Partners GP, LLC, its	By:	Madison International Realty Holdings, LLC,
	general partner		its sole and managing member

By:	/s/ Ronald M. Dickerman	By:	Madison International Realty Partners, LP, its
	Ronald M. Dickerman		managing member
Managing Member
		By:	Madison International Realty Partners GP, LLC, its
general partner

		By:	/s/ Ronald M. Dickerman
Ronald M. Dickerman
Managing Member

Madison International Realty Holdings, LLC		Ronald M. Dickerman

By:	Madison International Realty Partners, LP, its	/s/ Ronald M. Dickerman
managing member

By:	Madison International Realty Partners GP, LLC, its
general partner

By:	/s/ Ronald M. Dickerman
Ronald M. Dickerman
Managing Member